Exhibit (p)(2)

ROBECO INVESTMENT MANAGEMENT

Code of Ethics

March 2008

Robeco Boston Partners (“RIM”) has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (“Code”) is our commitment to protecting our clients’ trust by establishing formal standards for general personal and professional conduct. Furthermore, this Code does not attempt to identify all potential conflicts of interest or conduct abuses, and violations regarding the spirit of the Code may be subject to disciplinary action. Questions regarding the interpretation of the Code or its application to particular conduct should be addressed with Legal or Compliance.

A.	APPLICABILITY AND DEFINITIONS

This Code and all sections, unless specifically noted otherwise, apply to all Supervised Persons.

“Supervised Person , ” for purposes of the Code, means:

•	Directors and officers of RIM (or other persons occupying a similar status or performing similar functions);

•	Employees of RIM;

•	Any other person who provides advice on behalf of RIM and is subject to RIM’s supervision and control; and

•	Certain other individuals designated by the Compliance Department, such as temporary/contract workers who support RIM’s business.

“Access Person” means any Supervised Person:

•	Who has access to non-public information regarding any clients’ purchases or sales of securities,

•	Who has non-public information regarding the portfolio holdings of any mutual fund managed by RIM; or

•	Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic; or

•

Who is a directors or officer by virtue of the fact that RIM’s primary business is providing investment advice. Excepted from this requirement are Management Board Directors of RIM who are not involved in the day-to-day business activities of the firm or have access to confidential information regarding client securities holdings, transactions, or recommendations. Also exempted from this requirement are Robeco Investment Funds’ directors who are not employees of RIM and do not have access to confidential information regarding client securities holdings, transactions or recommendation.

•	Certain other persons designated by the Compliance Department, such as temporary/contract workers who support RIM’s business.

The Compliance Department will notify all individuals of their status as either a Supervised Person or an Access Person on an annual basis as well as at the time of any job status change if the job change constitutes a change in their status under this Code.

B.	STANDARDS OF BUSINESS CONDUCT

The following principles are intended to guide in the applicability of this Code of Ethics:

1.	RIM is a fiduciary and its Supervised Persons have a duty to act for the benefit of RIM’s clients and shall at all times place the financial interests of the client ahead of itself;

2.	RIM holds all Supervised Persons responsible to the highest standards of integrity, professionalism, and ethical conduct.

3.	RIM fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.

C.	COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Supervised Persons must comply with applicable federal securities laws. The applicable laws are designed to prevent the following practices, which should not be viewed as all encompassing and are not intended to be exclusive of others.

Supervised Persons must never:

•	Defraud any client in any manner;

•	Mislead any client, including by making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;

•	Engage in any manipulative practice with respect to any client or security including price manipulation.

D.	CONFLICTS OF INTEREST

As a fiduciary, RIM has an affirmative duty of loyalty and honesty to its clients and a duty of utmost good faith to act solely in the best interests of RIM’s client. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

1.	All securities transactions effected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid abuse of that individual’s position of trust and responsibility.

2.	All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

3.	No Supervised Person shall use their knowledge about pending or currently considered securities transactions for clients to profit personally as a result of such transaction.

3.	No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

4.	Pre-approval is required for any Supervised Person to serve as a director of any publicly traded company or mutual fund.

E.	CONFIDENTIALITY

RIM generates, maintains, and possesses information that it views as proprietary, and it must be held strictly confidential by all Supervised Persons. This information includes, but is not limited to:

•	the financial condition and business activity of RIM or any enterprise with which RIM is conducting business.

•	investment management agreements and partnership agreements;

•	client lists and client specific information;

•	holdings in client accounts;

•	research analyses and trading strategies;

•	investment performance;

•	internal communications;

•	legal advice; and

•	computer access codes.

Supervised Persons may not use proprietary information for their own benefit or for the benefit of any party other than the client. Failure to maintain the confidentiality of this information may have serious detrimental consequences for RIM, its clients, and the Employee who breached the confidence.

In order to safeguard RIM’s proprietary information, Supervised Persons are expected to abide by the following:

•	Never share proprietary information with anyone at RIM except on a needs-to-know basis.

•

Never disclose proprietary information to anyone outside of RIM, except in connection with RIM’s business and in a manner consistent with the client’s interests, or unless required in order to make a statement not misleading, or to otherwise comply with the law.

•

Disclosing proprietary information in connection with RIM’s business is permissible in accordance with RIM’s Selective Disclosure Policy, RIM’s Investment Recommendations Policy, RIM’s Privacy and Disposal Policy, and RIM’s Media Policy.

•

Never remove any proprietary information from RIM’s premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the possession of the Employee or in a secure place at all times and returned promptly to RIM’s premises);

•

Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by RIM;

•	Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services;

•	Never leave documents containing proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;

•	Never disclose computer or voicemail passwords or website access codes to anyone else at RIM or outside of RIM; and

RIM’s restrictions on the use of proprietary information continue in effect after termination of employment with RIM, unless specific written permission is obtained from the General Counsel. For purposes of clarification, the terms of any separate confidentiality agreement between an Employee and RIM or any of its affiliates shall supersede this general restriction, to the extent applicable.

Any questions regarding policies and procedures on the use of proprietary information should be brought to the attention of the General Counsel or the CCO.

F.	PERSONAL SECURITIES TRANSACTIONS

1.	DEFINITIONS

“Covered Security” shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, exchange trades funds, shares of closed-end mutual funds, shares of open end mutual funds that are advised or sub advised by RIM, WPG, or Robeco-Sage, or, in general, any interest or investment commonly known as a security.

“Non-Covered Security” shall include shares of open-ended mutual funds that are not advised or subadvised by RIM or its affiliates,, direct obligations of the US government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”).

“Beneficial Interest” shall include any Covered Security in which a Supervised Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including:

•	accounts held by immediate family members living in the Supervised Person’s household, or

•	any person or organization (such as an investment club) with whom a Supervised Person has a direct or indirect pecuniary interest, or

•	any trusts of which a Supervised Person is trustee.

2.	PRE-CLEARANCE

The following provisions apply to all Covered Securities beneficially owned by Supervised Persons:

1.	Covered Securities Transactions

Mandatory written pre-clearance prior to the execution of any transaction involving a Covered Security. See Section D1 for exemptions.

2.	Initial Public Offering (IPO) Transactions

Mandatory written pre-clearance prior to participation in an IPO. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

3.	Private Placement Transactions

Mandatory written pre-clearance prior to the execution of any transaction involving a private placement. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

4.	Short Sales/Cover Shorts/Options

Mandatory pre-clearance prior to execution of any personal transaction involving a short position or option position. Approval is determined based on the underlying security and transactions are subject to all blackout policies including the short term profit prohibition.

5.	Gifts

Gifts of securities do not need pre-clearance but must be reported on quarterly transaction statements.

Approvals

Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected.

The CCO, or designee, may approve Covered Security, IPO, and Private Placement transactions.

3.	PROHIBITIONS

Unless otherwise noted, the following prohibitions apply to all Covered Securities beneficially owned by Supervised Persons:

1.	Ban on Short-Term Trading Profits (See Section 4 for exemptions.)

a.	No profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. “Equivalent” security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security or similar securities with a value derived from the value of the subject security.

b.	Multiple purchases/sales of the same or equivalent security will be viewed as a “bundled” transaction and the 30-day rule will be applied as of the last transaction date.

c.	In addition to the exemptions listed in Section 4, other exceptions may be permitted on a case-by-case basis when the circumstances of the situation strongly support an exemption; however, such exemptions may be withheld by RIM in its sole discretion.

2.	Black-Out Periods (See Section 4 for exemptions.)

a.	No purchase or sale of any Covered Security for which an open order currently exists.

b.	Access Persons are prohibited from purchasing or selling any Covered Security that is being actively considered for purchase or sale for client accounts.

c.	Access Persons are prohibited from purchasing or selling any Covered Security that is also held in client accounts within 7 calendar days before or after a “Client Transaction.”

“Client transaction” is generally defined as any trade across all or a significant number of portfolios in one strategy whereby the Covered Security: 1) has been newly established, or 2) the percent holding has been increased or decreased, 3) or a new account is being funded and a significant position, as determined by Boston Partners, is being established.

3.	Investment Activities

a.	No offering of investment advice or managing any person’s portfolio in which he/she does not have a beneficial interest without prior written approval.

b.	No participation in an investment club without prior written approval.

4.	EXEMPT TRANSACTIONS

1.	The following transactions are exempt from the Pre-Clearance provisions as defined in Section 2(1) and from the Black Out Period provisions as defined in Section 3(2).

a.	Purchases and sales involving a long* position in a common stock, or a closed end fund when:

i)	the market cap is in excess of $3 billion; AND

ii)	the aggregate share amount across all beneficially owned accounts is 1,000 shares or less over a 30-day period.

*(Note) - this exemption does not apply to short positions or options.

b.	Purchases and Sales of shares of mutual funds advised or sub-advised by RIM or its affiliates.

c.	Exchange traded funds that are based on a broad based securities index.

d.	Covered Security transactions executed on a fully discretionary basis by a Registered Investment Adviser (other than RIM) on behalf of an Access Person or Supervised Person and a letter stating such is maintained in the file.

e.	Transactions, except for short transactions, by an Access Person acting as a portfolio manager for, or who has a beneficial interest in, an investment limited partnership or investment company where RIM is the contractual investment adviser or for or any account in which RIM has a proprietary interest. Pre-clearance is not required for subsequent short sale transactions, under this exemption, to increase or decrease established positions.

2.	The following transactions are exempt from the Black Out Period provisions as defined in Section 3(2).

Covered Security transactions for which a Supervised Person has requested and received preclearance from the Compliance Department and for which the Supervised Person is not the Portfolio Manager directly responsible for initiating the client transaction.

3.	The following transactions are exempt from the Ban on Short-Term Trading Profits as defined in Section 3(1):

a.	Covered Security transactions executed on a fully discretionary basis by a Registered Investment Adviser (other than RIM) on behalf of a Supervised Person and a letter stating such is maintained in the file.

b.	Transactions by an Access Person acting as a portfolio manager for, or who has a beneficial interest in, an investment limited partnership or investment company where RIM is the contractual investment adviser or for any account in which RIM has a proprietary interest.

4.	The following transactions are exempt from all Pre-Clearance and Black Out Periods provisions:

a.	Purchases or sales effected in any account over which there is no direct or indirect influence or control;

b.	Purchases or sales that are non-volitional such as margin calls, stock splits, stock dividends, bond maturities, automatic dividend reinvestment plans, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

c.	Systematic investment plans provided the CCO, or designee, has been previously notified of the participation in the plan;

d.	Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue (and not through the acquisition of transferable rights);

5.	REPORTING REQUIREMENTS

Reporting requirements shall consist of:

1.	Quarterly Transaction Reports

All Supervised Persons must submit to Compliance a report of every Gift of Covered Securities, IPO, Private Placement, and Covered Security transactions in which they participated or in which they beneficially owned/participated during the calendar quarter no later than 30 days after the end of that quarter.

The report shall include the following:

a.	The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;

b.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

c.	The price at which the transaction was effected;

d.	The name of the broker, dealer, or bank through which the transaction was effected;

e.	Factors relevant to a potential conflict of interest, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by an investment company, private account, or limited investment partnership managed by RIM.

f.	With respect to any account established by an Access Person during the quarter, the name of the broker, dealer, or bank with whom the account was established;

g.	The date the account was established; and

h.	The date the report is submitted.

2.	Confirmations and Statements

All Supervised Persons must instruct their broker to submit copies of account statements and/or duplicate confirmation statements to:

Robeco Boston Partners

Compliance Department

P.O. Box 962188

Boston, MA 02196-2188

The CCO, or designee, will supervise the review of all statements and/or transaction confirmations to ensure the required pre-approvals were obtained and to verify the accuracy of the information submitted in the quarterly reports.

3.	Initial Holdings Report

All Access Persons shall disclose to the CCO, or designee, a listing of Covered Securities beneficially owned, that must be current as of a date no more than 45 days before the report is submitted, no later than 10 days after becoming an Access Person.

The report shall include the following:

a.	The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

b.	The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c.	The date the report is submitted.

The CCO, or designee, will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest.

4.	Annual Holdings Reporting

Annually, on a date determined by the CCO, Access Persons shall deliver to the CCO, or designee, a listing of Covered Securities beneficially owned that must be current as of a date no more than 45 days before the report is submitted.

The report shall include the following:

a.	The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

b.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.	The date the report is submitted.

The CCO, or designee, will review all Annual Holdings Reports in an effort to understand the full nature of the Access Person’s current holdings.

G.	INSIDER TRADING

Introduction

RIM has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This policy statement is our commitment to protecting our clients’ trust by deterring and detecting the misuse of material, nonpublic information in securities transactions.

Insider trading is generally defined as purchasing or selling securities while in the possession of material, non-public information in violation of a duty not to trade. However, if no duty exists, it is permissible to trade when in possession of this information. The question of duty is complex and depends on facts and circumstances. Situations which could potentially require a fiduciary duty not to act include but are not limited to: information gained directly from corporate insiders or temporary insiders (i.e. officers, directors and employees of a company), information gained from participation on formal or informal creditors’ committees, and information prohibited from disclosure by confidentiality agreements. Additionally, a misappropriation theory exists whereby an individual who possesses inside information would be prohibited from trading on such information if they are found to owe a duty to a third party and not the corporation whose securities are being traded. Because of the nuances involved, it is imperative you refer any questions to the Legal Department for a correct interpretation if you believe you may be in possession of material non-public information.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, investors seeking to recover damages for insider trading violations may sue you.

Regardless of whether a government inquiry occurs, RIM views seriously any violation of this Policy Statement. Disciplinary sanctions may be imposed on any person committing a violation, including, but not necessarily limited to, censure, suspension, or termination of employment.

1.	What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.

a. Material Information May Be About The Issuer Itself

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal’s “Heard on the Street” column.

b. Material information may not be directly related to a company; however, if the information is relevant to that company or its products, business, or assets it could still be considered material. For example:

•	Information that a company’s primary supplier is going to increase dramatically the prices it charges; or

•	information that a competitor has just developed a product that may cause sales of a company’s products to decrease.

c. Material information may include information about RIM’s portfolio management activities.

You should treat as material:

•	any information that RIM is considering when assessing whether to purchase or sell a security;

•	any actual purchase or sale decisions; and

•	all client holdings.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact the Legal Department if you have any questions with regard to this Regulation or if you have any hesitancy that the information you receive is not available to the investing public.

RIM Supervised Persons working on a private securities transaction who receives information from a company representative regarding the transaction should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information. Please contact the Legal Department for a determination.

3.	Insider Trading Rules

Set forth below are the rules concerning insider trading. Failure to comply with these rules could result in violations of the federal securities laws and subject the Supervised Person to severe penalties under these laws. Violations of these rules also may result in discipline by RIM, up to and including termination of employment.

Supervised Persons:

•	may not use material, non-public information for investment purposes to benefit client or proprietary accounts or for personal gain; or

•	may not pass material, non-public information on to others or recommend to anyone that they trade the issuer’s securities for their own or that person’s benefit; or

•	must treat as confidential all information defined in Section E of this Code and preserve the confidentiality of such information and disclose it only as defined in that section; or

•

must consider all client holdings as material, nonpublic information. In addition, if a Supervised Person is aware that RIM is considering or actually trading any security for any account it manages, the Supervised Person must regard that as material, non-public information. While deemed material, non-public information, securities which RIM is considering or actually trading for client accounts are exempt from reporting to the Legal Department, but remain subject to all confidentiality provisions discussed above in Section E as well as RIM’s Privacy Policy, Selective Disclosure Policy, and Investment Recommendations Policy.

•	are prohibited from the following when sourcing or analyzing investment ideas with buy-side investment professionals:

•	disclosing whether or not a particular security is held in client accounts;

•	disclosing RIM’s immediate buy/sell intent with respect to a specific security, or

•	making consensus buy/sell decisions.

•

must contact the Legal Department and disclose that they are in possession of material, non-public information and may not communicate material, non-public information to anyone without the advance approval of the Legal Department.

4.	Restricted Security List

The Compliance Department maintains a Restricted Security List (the “Restricted List”) which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as information about a company’s earnings or dividends, as a result of a special relationship between Rim or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify the Legal or Compliance Department. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by the Legal Department.

If it is determined that the Supervised Person is in possession of material, non-public information, the Compliance Department will establish a “Protective Wall” around the Supervised Person, to the extent reasonably possible. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of the Legal Department. In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of the Legal Department.

When an order is received from a Supervised Persons in a security on the Restricted List, the Preclearance System will automatically flag the transaction. The Legal Department will check with the department or staff member who has the relationship with the company to determine whether trading in the security should be permitted. When a security is added to or deleted from the Restricted List, the Compliance Department will update the Preclearance System.

5.	High Risk Trading Activities

Certain high-risk trading activities, if used in the management of a Supervised Person’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. Supervised Persons should understand that short sales and trading in derivative instruments involve special risks — derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each individual to RIM may heighten those risks. For example, if RIM becomes aware of material, nonpublic information about the issuer of the underlying securities, Supervised Persons may find themselves “frozen” in a position in a derivative security. RIM will not bear any losses resulting in personal accounts through the implementation of this Policy Statement.

Additionally, tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

Futhermore, Trading while in possession of information concerning RIM’s trades is called front-running or scalping, and is prohibited by RIM’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC. Front-running is making a trade in the same direction as RIM just before RIM makes its trade, for example, buying a security just before RIM buys that security, or selling just before RIM sells that security. Scalping is making a trade in the opposite direction just after RIM’s trade, for example, selling just after RIM stops buying such security or buying a security just after RIM stops selling such security. Scalping allows Supervised Persons the opportunity to profit from temporary artificially inflated/deflated prices caused by RIM’s transactions.

6.	Supervisory Procedures

RIM has assigned the CCO the primary responsibility for the implementation and maintenance of RIM’s policy and procedures against insider trading.

1.	Prevention of Insider Trading

To prevent insider trading, the CCO, or a designated representative, will:

a.	provide, on an as-needed basis, educational materials to familiarize Supervised Persons with RIM’s policy and procedures;

b.	answer questions regarding RIM’s policy and procedures;

c.	resolve issues of whether information received by a Supervised Person is material and nonpublic and determine what action, if any, should be taken;

d.	review on a regular basis and update, as necessary, RIM’s policy and procedures;

e.	when it has been determined that a Supervised Person of RIM has material, nonpublic information: i) implement measures to prevent dissemination of such information, and ii) if necessary, restrict Supervised Persons from trading the securities; and

f.	promptly review, and either approve or disapprove, in writing, each request of a Supervised Person for clearance to trade in specified securities.

2.	Detection of Insider Trading

To detect insider trading, the CCO, or a designated representative, will:

a.	review the trading activity reports filed by each Supervised Person;

b.	review the trading activity of investment companies and private accounts managed by RIM;

c.	review trading activity of RIM’s own account (if any proprietary account exists);

d.	promptly investigate all reports of any possible violations of RIM’s Policy and Procedures to Detect and Prevent Insider Trading; and

e.	coordinate the review of such reports with other appropriate directors, officers or employees of RIM.

3.	Special Reports to Management

Promptly upon learning of a potential violation of RIM’s Policy and Procedures to Detect and Prevent Insider Trading, the CCO, or a designated representative, will prepare a written report to management providing full details, which may include (1) the name of particular securities involved, if any, (2) the date(s) the CCO learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

4.	General reports to Management and/or the Management Committee

On an as-needed or periodic basis, RIM may find it useful for the CCO, or a designated representative, to prepare a written report to the Management Committee of RIM setting forth some or all of the following:

a.	a summary of existing procedures to detect and prevent insider trading;

b.	a summary of changes in procedures made in the last year;

c.	full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation;

d.	an evaluation of the current procedures and a description of anticipated changes in procedures; and

e.	a description of RIM’s ongoing educational procedures regarding insider trading.

H.	GIFTS AND ENTERTAINMENT

Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. The following guidelines will further clarify this general principal.

Definitions:

Gift – anything of value, including, but not limited to gratuities, tokens, objects, clothing, or certificates for anything of value. The definition also includes any meal, tickets or admission to events where the person supplying the meal or event is not present.

Entertainment – business meals and events such as sporting events, shows, concerts where the person supplying the meal or event is present.

Gifts Policy

A.	No Supervised Person shall accept any gift of more than $100 value from any person or entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts of greater than $100 value are to be declined or returned in order not to compromise the reputation of Adviser or the individual. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

B.	No Supervised Person shall provide gifts of more than $100 value, per person, per year, to existing clients, prospective clients, or any entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

C.	Generally, a Supervised person may not accept or provide a gift of cash or cash equivalent, (such as a gift card, gift certificate or gift check.). Exceptions are permissible with the approval of a member of RIM’s Management Committee.

D.	Supervised Persons are expressly prohibited from soliciting anything of value from a client, or other entity with which the firm does business.

E.	Similarly, Supervised Persons should not agree to provide anything of value that is requested by a client, or other entity with which the firm does business, (such as concert, sporting event or theater tickets,), except that assisting a client or other entity in acquiring tickets for which they intend to pay full value, is permitted under the policy.

Entertainment Policy

A.	Supervised Persons may engage in normal and customary business entertainment. Entertainment that is extraordinary or extravagant, or that does not pertain to business, is not permitted.

B.	Certain rules and regulations enacted by the client or a regulator of the client may exist which prevent any form of gift or entertainment. It is important to be cognizant of what each client allows, especially pertaining to public funds, where rules may be very stringent and specific.

C.	Prior to providing entertainment to a representative of a public entity, contact the Compliance Department in order to verify interpretation understanding of state or municipal regulations.

Standard of Reasonableness

The terms “extraordinary” or “extravagant,” “customary in the industry,” and “normal and customary” may be subjective. Reasonableness is a standard that may vary depending on the facts and circumstances. If you have questions regarding a gift or entertainment, contact your supervisor, or the Legal/Compliance Department.

Records

RIM must retain records of all gifts and gratuities given or received for a period of three years. These records must be made available upon request for inspection by your Supervisor, the Legal/Compliance department or a regulator.

I.	CHARITABLE CONTRIBUTIONS POLICY

From time to time, RIM or its Supervised Persons may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, RIM has adopted the following procedures.

If a contribution is requested by a client, RIM may agree to charitable contributions subject to the following terms.

a.	The check must be made in RIM’s name (not the client or the supervised person)

b.	Any tax benefit is taken by RIM

c.	The contribution does not directly benefit the client

d.	The contribution is not made to satisfy a pledge made by the client

e.	The contribution must be made payable to the 501c3 Charitable organization (otherwise, the contribution may be subject to LM-10 filing with the DOL)

Charitable contributions must be pre-approved by your supervisor.

J.	POLITICAL CONTRIBUTIONS POLICY

From time to time, RIM or its Supervised Persons may be asked by a client to make political contributions. In addition, Supervised Persons, by their own volition, may seek to make individual political contributions. As an investment manager, RIM is often eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, RIM requires that all personal political contributions be subject to a preclearance policy.

For the purposes of this policy, political contribution include a direct payment of money to a campaign organization, volunteer work, or fund raising work done on behalf of, or to benefit, a political campaign organization or candidate.

Firm Contributions

RIM does not to make political contributions.

Individual Contributions

For all Supervised Persons

•	RIM will not reimburse any employee for individual political contributions. In addition, the RIM corporate credit card cannot be used to make contributions.

•	Preclearance is required for any political contribution made by any employee to a state or local candidate outside of the contributor’s jurisdiction for whom the contributor is not eligible to vote.

•

Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as president of the US or members of the US Senate or House of Representatives.

•

Certain contributions, even within your voting jurisdiction, may restrict or prohibit RIM from transacting business with a related public entity. If there is a chance that an individual contribution may cause a conflict of interest with RIM’s business, please consult with the Head of Sales or the RIM’s Compliance Department prior to making an individual contribution.

For Supervised Persons in Sales, Marketing and Portfolio Management

•

In addition to the above restrictions, preclearance is required for all individual contributions to state, municipal and local candidates and campaigns, whether inside or outside your voting jurisdiction.

Supervised Persons should contact the Compliance Department for a copy of the political contribution preclearance form.

K.	OUTSIDE BUSINESS ACTIVITIES

A potential conflict of interest exists with respect to a Supervised Person’s duties to RIM and its clients when individuals are permitted to engage in outside business activities.

Written requests must be submitted to the Supervised Person’s supervisor with a copy to the Compliance Department prior to a Supervised Person seeking to:

•	engage in any outside business activity, or

•	accept any position as an officer or director of any corporation, organization, association, or mutual fund.

The written request must contain all of the information necessary to review the activity. The request should contain the name of the organization, whether the organization is public or private, profit or non-profit or charitable, the nature of the business, the capacity in which the employee will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received.

The Compliance Department, in conjunction with the Supervised Person’s supervisor and the Director of Human Resources, will review and/or identify any potential conflicts.

If approved, the Compliance Department will provide the Supervised Person with written approval. In addition, if applicable, the Compliance Department will ensure that a registered representative’s Form U-4 is updated with the NASD. In the event that a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate either his outside employment or his position with RIM.

Finally, upon employment and annually thereafter, Supervised Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire (“Questionnaire”). The Questionnaire requests information regarding a Supervised Person’s outside business activities. The Compliance Department will verify items reported on the Questionnaire against written requests received throughout the year.

L.	REPORTING VIOLATIONS

All Supervised Persons must report violations of this Code promptly to the CCO or a member of the Legal/Compliance staff. RIM is committed to treating all Supervised Persons in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm’s ability to provide a quality product to its clients while operating under the highest standards of integrity.

1.	Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

2.	Retaliation against any individual making such a report is prohibited and constitutes a violation of the Code.

M.	ANNUAL REVIEWS AND CERTIFICATIONS

RIM will review the Code of Ethics annually and update any provisions and/or attachments which the firm deems require revision.

Supervised Persons are required to make certain certifications with respect to the Code:

•	Upon employment;

•	At the time of any material amendments to the Code, and

•	Annually.

N.	SANCTIONS

Regardless of whether a government inquiry occurs, RIM views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Supervised Person committing a violation, including, but not necessarily limited to, censure, suspension, or termination of employment.

O.	FURTHER INFORMATION

If any Supervised Person has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, (s)he should consult Legal or Compliance.